Exhibit 10.2
THIS AGREEMENT CONTAINS A WAIVER OF CERTAIN OF YOUR
LEGAL RIGHTS. YOU ARE ADVISED TO CONSULT
WITH AN ATTORNEY PRIOR TO SIGNING.
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement”) is made and is effective as of the latest date signed below, by and between Jeffrey D. Fisher (hereinafter referred to as the “Employee” even for periods after which he is no longer employed in an “employee” status) and Spartech Corporation, a Delaware corporation, which includes, for purposes of this Agreement, its subsidiaries and related organizations and, collectively, all of its and their officers, directors, employees, trustees, agents, representatives, predecessors, successors and assigns, and compensation plans and programs sponsored or established by any of the foregoing (hereinafter collectively referred to as the “Corporation”).
     WHEREAS, Employee is an employee and officer of the Corporation; and
     WHEREAS, the parties to this Agreement intend hereby to implement the Employee’s resignation as an employee and officer of the Corporation and to resolve any and all claims, to provide for the amounts to be paid and benefit provided to the Employee in connection with the termination of his employment with the Corporation, and to secure a release of all claims from the Employee for the benefit of the Corporation.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, it is understood and agreed as follows:

1.	Resignation as Officer and Director; Cessation of Employment; Payments and Benefits
     The Employee hereby resigns as an officer and employee of the Corporation effective July 25, 2008 (the “Termination Date”). Provided that the Employee is not at the time in breach of any of his obligations under this Agreement, the Corporation hereby covenants with the Employee to provide the Employee with the following payments and benefits:
     (a) Severance and Non-Competition Payments. In accordance with the terms of the Severance and Non-Competition Agreement, as amended, the Employee shall receive as a severance payment, to be paid in equal installments over the twelve months following Employee’s termination, and in accordance with the Company’s normal payroll practices, an aggregate amount equal to the sum of (i) $284,000, being equal to 12 months base salary at the highest rate paid to the Employee in the three years prior to the Termination Date, plus (b) $73,457, being the average annual bonus awarded to the Employee for the last three fiscal years of the Company ended prior to the Termination Date.
     (b) Executive Bonus Plan. The Employee acknowledges that he is not entitled to a bonus under the Executive Bonus Plan for the measurement year ending in 2008.

     (c) Automobile. The Corporation shall transfer to the Employee as additional separation pay the 2004 Toyota Highlander currently being leased for the Employee and having a buyout value of $14,000.
     (d) Computer. The Corporation shall transfer to the Employee as additional separation pay the laptop computer currently being provided to the Employee, having an agreed value of $250; provided that prior to such transfer the Corporation may permanently delete all files and data as required by any licenses or which contain Confidential Information of the Corporation.
     (e) Other Compensation and Benefits.
          (i) Accrued Vacation, Sick Days and Other Compensation. On the first payroll date after the Termination Date, the Corporation shall pay the Employee in a single lump sum the aggregate amount of any accrued and unpaid base salary through the Termination Date, any accrued but unused vacation, any accrued but unused sick days (payable at the same rate as vacation pay), and (subject to normal documentation requirements) any unreimbursed business expenses incurred before the Termination Date.
          (ii) Coverage Under Health Insurance Benefit Plans. Should Employee timely elect health insurance continuation coverage under COBRA, the Corporation also agrees to continue to pay the company’s portion of the COBRA payment for premiums for the first twelve months following Employee’s termination, if Executive pays contributions in the same amount charged to active employees. After this twelve month period Employee will be responsible for full payment of any premiums consistent with COBRA.
          (iv) Employment Search; Outplacement Services. Prior to the Termination Date, to the extent his employment duties permit, the Employee will be afforded reasonable time off to search for other employment. After the Termination Date, the Corporation will pay for third-party outplacement services for up to 12 months or until the Employee secures a substantially full-time position, whichever comes first.
     (f) ERISA Rights. Nothing in this Agreement is intended to surrender or waive any right the Employee may have to any vested and accrued benefits under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, but not limited and balances under Corporation’s employee benefit plans, which accrued benefits and balances shall be payable when and in accordance with the terms of the respective plans.
     (g) Applicable Taxes. Notwithstanding any provision of this Agreement, prior to the delivery of any thing of value to the Employee, the Corporation shall withhold from any cash payment under this Agreement the amount determined in good faith by the Corporation to be required to be withheld for applicable federal, state and/or local taxes or to be paid by the Employee as federal, state or local payroll taxes for all things of value to be delivered under this Agreement. If any thing of value to be delivered under this Agreement is to be delivered in a form other than cash, withholding for applicable taxes shall be withheld from cash payments before delivery of non-cash things of value.
     (h) Deferral. The parties agree that (i) Employee is a “specified employee” (within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i)) of the Corporation and that (ii) notwithstanding the Employee’s resignation the separation payments under Section 1(a), (c) and (d) are on account of the Employee’s “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(n)). The Employee shall receive such payments during the six month period immediately following the Termination Date as otherwise provided under

Section 1(a) for such six month period except that the total amount of such payments shall not exceed the lesser of the amounts specified under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) or (2). To the extent the amounts otherwise payable during such six month period under Section 1(a) exceed the amounts payable under the immediately preceding sentence, such excess amounts shall be paid in a single sum on the first regular payroll date of the Corporation immediately following the six month anniversary of the Termination Date.
2.	Agreement to Assist and Consult
     (a) As of July 25, 2008, when no employment relationship exists, as and for consulting services, the Corporation agrees to pay to Employee Twenty Three Thousand Five Hundred Dollars ($23,500.00) per month, commencing in July 25, 2008 and continuing through October 31, 2008 for a total of Seventy Five Thousand Nine Hundred Dollars ($75,900.00). The Corporation will issue the Employee an IRS Form 1099 for the sums attributable to the consulting relationship, and Employee will be responsible for all taxes due on the payments made.
     (b) As an independent consultant, Employee will make himself available, on an as-needed basis, for the purpose of responding in good faith to questions that the management may have concerning the Corporation within the specific knowledge of the Employee and/or to help transition a new General Counsel. If the Employee fails to cooperate in good faith on questions or matters referred to him, the Corporation may, at its discretion, withhold any or all of the monthly payments to be made pursuant to this paragraph 2.
3.	Release of Liability and Covenant Not to Sue
     (a) This Agreement constitutes full and final settlement of all claims asserted or which could have been asserted by Employee prior to the date of the Agreement. By the execution of the terms hereof, Corporation, its officers, directors, agents, employees, attorneys, representatives, affiliates, subsidiaries, successors and assigns are released from all claims for liability asserted or which could have been asserted. The Release under this paragraph includes any and all claims, demands and causes of action of any kind whatever, including attorneys’ fees and costs actually incurred (collectively referred to as “Claims”), whether known or unknown, which Employee now has or ever has had against Corporation up to the date of this Agreement, including but not limited to claims under the Age Discrimination in Employment Act, 29 U.S.C. §§621 et seq., the Equal Pay Act, 29 U.S.C. §206 et seq., the Employment Retirement Security Act, 29 U.S.C. §§1001 et seq., Title VII, 42 U.S.C. §§2000 et seq., the Missouri Human Rights Act, R.S.Mo. Chapter 213, et seq., 42 U.S.C. §1981, the Americans With Disabilities Act, 42 U.S.C. §§12,101 et seq., the Missouri Service Letter Statute, R.S.Mo. §290.140; and any and all other federal, state or local statues and/or ordinances, and any and all other Claims arising under or pursuant to statute, contract or common law. In the event that any person or entity should bring a charge, claim or complaint or action on Employee’s behalf relating to any Claim, he hereby waives, releases and forfeits any right to recovery under said Claim and will exercise a good faith effort, including (but not limited to) the execution of such additional releases or other documents, to have any such Claim dismissed. The foregoing shall not prevent the Employee from filing charges with the Equal Employment Opportunity Commission but the Employee agrees he shall not financially benefit from such charges.
     (b) If Employee violates this Agreement by filing a claim against or suing the Corporation, Employee agrees to pay all costs and expenses of defending against such claims incurred by the Corporation or in prosecuting any counterclaim or cross claim based on this Agreement, including reasonable attorney’s fees and all other costs and expenses associated therewith.

4.	Waiver of Relief
     This Agreement encompasses all relief, no matter how called, whether now apparent or yet to be discovered, including but not limited to: wages, front pay, back pay, compensatory damages, pension or retirement benefits, punitive damages, liquidated damages, damages for pain, suffering, mental anguish and loss of enjoyment of life, and costs and attorney’s fees.
5.	No Admission of Liability
     Execution of this Agreement and compliance with its terms, as provided above, do not constitute an admission by the Corporation that (i) it has treated the Employee or any other person unfairly or unlawfully or (ii) that it engaged in any breach of contract or violation of any Civil Rights Provision or other employment discrimination statute, or any other legal provision, regulation, ordinance order or rule of common law.
6.	Return of Property
     (a) The Employee shall, by the close of business on the Termination Date, return to the Corporation all cell phones and other items of tangible personal property owned by the Corporation, However the Employee may keep his current cell phone and service until the end of the consulting period in section 2.
     (b) The Employee shall, by the close of business on the Termination Date, return to the Corporation all records relating to the Corporation and its business in whatever medium; provided that the Employee (i) may retain copies of documents and records which are publicly available and (ii) may retain as forms for use in his future employment as an attorney, copies of legal forms and documents personally prepared by him during his employment, provided that they are first redacted to remove any Confidential Information of the Company.
7.	Litigation Cooperation
     The Employee agrees to cooperate with the Corporation in the prosecution or defense of claims asserted by or against the Corporation. Such cooperation shall include meeting with representatives of the Corporation or the Corporation’s attorneys, or both, divulging to the Corporation any information that the Corporation may request for possible use in litigation, arbitration, or other legal proceeding, and testifying on behalf of the Corporation at the Corporation’s request. If called upon by the Corporation for cooperation under this Section 7, the Corporation shall reimburse the Employee for his reasonable out-of-pocket expenses in connection with such cooperation. If the Employee is named a defendant in any lawsuit arising or alleged to have arisen from his employment with the Corporation prior to the Termination Date, he shall be provided a defense and indemnity or insurance coverage to the extent provided by the By-laws of the Corporation and/or under any indemnification agreement and/or under any policy of insurance in effect on the Termination Date.
8.	Non-Competition Agreement; Non-Solicitation; Non-Disparagement; Confidentiality
The Employee agrees that:
     (a) Until after the first anniversary of the Termination Date, he shall refrain, as a principal, partner, co-venturer, employee, agent, servant or independent contractor, from any business activity which is engaged in a business which competes with a business in which the Corporation is engaged as of the Termination Date, including, but not limited to, the production of engineered thermoplastic sheet and rollstock, thermoformed plastic packaging, polymeric compounds and custom engineered wheels.
     (b) Until after the first anniversary of the Effective Date, he shall refrain from soliciting for employment with any business of any type whatsoever individuals who are employees of the Corporation on the Termination Date.
     (c) The Employee will not divulge to others or use for his or her own benefit or for the benefit of others any confidential information, including correspondence and other records, whether or not reduced to writing, which the Employee may have acquired from Spartech or others by reason of the Employee’s employment with Spartech; it being expressly understood that all such information, lists, correspondence and other writings are confidential and (except to the limited extent provided in Section 6(b)) shall remain the sole property of Spartech and shall not be removed or transcribed for removal by the Employee before or after the Termination Date.
     (d) The Employee and the Corporation agree that he and it will not, in any way, disparage one another to any person(s) or organization(s), including, without limitation, any employee of the Corporation. The Corporation will not make any public statement or provide information to any person concerning the reasons for the termination of the Employee’s employment other than as made in this Agreement or as mutually agreed.
     (e) Any breach or threatened breach of any one or more of the provisions of this Section 8 would cause immediate, material and irreparable harm to the Corporation and that money damages would not provide an adequate remedy to the Corporation. The Corporation shall have all of the rights and remedies available under law or equity, including, but not limited to, injunctive relief, available to any party enforcing this covenant not to compete. Each of the rights and remedies shall be independent of the other and shall be severally enforceable including, but not limited to, the right to have the covenants specifically enforced by any court of competent jurisdiction and the right to require Employee to account for and pay over to the Corporation all benefits derived or received by him as a result of any such breach of covenant and Employee shall not raise a defense to the granting of any such relief that the Corporation has an adequate remedy at law.
     (f) Nothing in this Agreement shall diminish the professional responsibilities or obligations due to Corporation pursuant to the Employee’s role as an attorney for Corporation, including but not limited to any fiduciary duties or any duties to maintain the confidences of the Corporation, or any obligations Employee may have under other agreements.
9.	Entire Agreement; Counterparts; Amendments
This Agreement constitutes the entire agreement and understanding of the parties and supersedes all prior negotiations, understandings and agreements, proposed or otherwise, written or oral. Notwithstanding this paragraph, all written stock option or equity award agreements, as well as the provisions of paragraphs 2, 3, and 4 of the Severance and Noncompetiton Agreement between the parties dated March 7, 2006 and paragraphs 5, 6, and 7 of the Employment Agreement dated December 11, 2003 shall remain in full force and effect.. This Agreement may be executed in several counterparts each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same instrument. Furthermore, no modification of this Agreement shall be binding unless in writing signed by each of the parties hereto.
10.	Severability
     Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable (including the general release language in Section 3), such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if any portion of the general release language in Section 3 is ruled unenforceable for any reason, the Corporation and the Employee agree to use their best efforts to negotiate in good faith an enforceable general release.
11. Governing Law
     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri, the state in which the Corporation operates its principal place of business, without regard to its principles or provisions of conflicts of laws. Any action brought under this Agreement shall be brought in a court of competent jurisdiction with venue in St. Louis County, Missouri.
12.	Judicial Enforcement
     This Agreement may be specifically enforced in judicial proceedings brought in equity in a court of competent jurisdiction.
13.	Voluntary and Understanding Execution
     The Employee agrees and acknowledges that he has read this Agreement and fully understands the terms and conditions of this Agreement, including the release of claims and waiver of rights, and that he enters into this Agreement knowingly, voluntarily, free from duress and as a result of his own free will.
14.	Consideration and Revocation Periods
     (a) The Employee acknowledges that he has been advised by this writing and previously by the Corporation to consult with an attorney of his choosing concerning his rights in connection with his termination from employment and the terms and conditions of this Agreement, including the release of all claims contained herein. It is expressly agreed that the benefits specified in this Agreement include benefits to which Employee is presently not entitled.
     (b) The Employee acknowledges that he has been advised that, with regard to the release of claims under the Age Discrimination in Employment Act, as amended, he has a legal right to use all or any part of twenty-one (21) days to consider, in consultation with his attorney, whether to sign this Agreement.
     (c) The Employee acknowledges that he has been advised that, if he signs this Agreement, he can thereafter revoke his execution of this Agreement to the extent of the release of claims under the Age Discrimination in Employment Act (but only to the extent of his release of claims under the Age Discrimination in Employment Act) on or before the close of business on the seventh day after his execution hereof by delivering a written revocation to Spartech Corporation, Attention: Chief Executive Officer, 120 Central Avenue, Suite 1700, St. Louis, Missouri 63105. For the avoidance of doubt, the Employee’s release of all claims other than those under the Age Discrimination in Employment Act shall be effective on the date the Employee executes and delivers this Agreement to the Corporation. In the event that the Employee revokes his execution with respect to his release of claims under the Age Discrimination in Employment Act, he will forfeit any and all rights and benefits under this Agreement other than Sections 1(a) and (d).

IN WITNESS WHEREOF, the aforesaid parties have hereunto set their hands and seals as of the date written below.

JEFFREY D. FISHER

/s/ Jeffrey D. Fisher

Date: July 15, 2008

SPARTECH CORPORATION

By:	/s/ Myles S. Odaniell Myles S. Odaniell
President and Chief Executive Officer
Date:	July 14, 2008